Exhibit C-38

               Remaining Shares Put Option Agreement


THIS PUT OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS PUT OPTION MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS PUT OPTION (OR TO THE EXTENT EXERCISABLE, THE SHARES RECEIVED UPON EXERCISE OF THIS PUT OPTION) HAS BECOME EFFECTIVE UNDER SAID ACT; AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE HAS BECOME EFFECTIVE, OR THE GRANTOR OF THIS PUT OPTION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL SATISFACTORY TO THE GRANTOR OF THIS PUT OPTION, THAT SUCH REGISTRATION IS NOT REQUIRED WITH RESPECT TO SUCH PROPOSED DISPOSITION THEREOF, AND THAT SUCH DISPOSITION WILL NOT CAUSE THE LOSS OF THE EXEMPTION UPON WHICH THE GRANTOR OF THIS PUT OPTION RELIED IN ISSUING THIS PUT OPTION TO THE ORIGINAL OWNER THEREOF.

                            PUT OPTION
                    to Purchase Common Stock of
            DTI Holdings, Inc., a Missouri corporation

     FOR VALUE RECEIVED. KLT Telecom Inc. ("Grantor") hereby grants to Richard D. Weinstein or his permitted assigns (such registered holder or holders of this Put Option or any related Put Option Shares (as defined below) are hereinafter referred to as "Optionholder") an irrevocable and exclusive option to sell ("Put Option") that number of Optionholder's shares of common stock (the "Common Stock") of DTI Holdings, Inc. (the "Company") contemplated by Section 1.3 (the "Put Option Shares") of the Amended and Restated Agreement between the parties hereto, dated as of December 26, 2000, as amended as of January 18, 2001, to which the form of this Put Option is attached (the "Agreement"), as a whole, but not in part, pursuant to the terms set forth herein; provided, however, that upon any such exercise, the Grantor may elect to make a Company Sale during the Company Sale Period to the extent permitted under Section 1.3 of the Agreement.

     1.   EXERCISE OF PUT OPTION

     1.1 Term. This Put Option shall be exercisable at any time during the period commencing on September 1, 2003 and ending on August 31, 2005.

     1.2 Method of Exercise. To exercise this Put Option in whole, but not in part, the Optionholder shall deliver to Escrow Agent (as defined in Section 4 below), (i) a duly executed written notice, in substantially the form of the Notice of Exercise attached hereto as Exhibit 1 (a copy of which shall be delivered to Grantor), and (ii) this Put Option. The Escrow Agent shall as promptly as practicable, and in any event within 5 days after receipt of such notice, cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the aggregate number of shares of Common Stock specified therein. The stock certificate or certificates so delivered shall be issued in the name of the Grantor or such other name as shall be designated by the Grantor, as of the date the exercise notice is received by the Escrow Agent.

     1.3  Expenses and Taxes.  The Grantor shall pay all Put
Option expenses, taxes and other charges payable in respect of the issue of this Put Option or the transfer of any stock certificates.

     2.   RESTRICTIONS ON EXERCISE AND TRANSFER; LEGEND; OWNERSHIP

     2.1 Transfer. Subject to the New Shareholders Agreement and the Remaining Shares Call Option Agreement, the Optionholder shall not have the right to sell, hypothecate, pledge, donate, dispose of or otherwise transfer (collectively referred to hereinafter as a "Transfer") this Put Option or the Put Option Shares at any time, except as provided in this Section 2.

     2.2 Restrictions Under Securities Act. Neither this Put Option nor the Put Option Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act") or under the securities laws of the any state. This Put Option may not be exercised and neither this Put Option nor the Put Option Shares, when issued, may be Transferred (i) if such action would constitute a violation of any federal or state securities laws or a breach of the conditions to any exemption from registration thereunder (including a loss of the exemptions under the Securities Act, or applicable state securities laws, on which the Grantor relied in issuing this Put Option) and (ii) unless and until one of the following has occurred: (1) registration of this Put Option or the Put Option Shares, as the case may be, under the Securities Act, and such registration or qualification as may be necessary under the securities laws of any state, has become effective, or (2) the Optionholder has delivered to the Grantor an opinion of counsel reasonably acceptable to the Grantor that such registration or qualification is not required and such action will not constitute a breach of the conditions to any exemption from registration thereunder (including a loss of the exemptions under the Securities Act, or applicable state securities laws, on which the Grantor relied in issuing this Put Option).

     2.3 Ownership of Put Option. Grantor and Escrow Agent may deem and treat the person in whose name this Put Option is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

     3.   EXERCISE PRICE

     Exercise Price. Upon the exercise of this Put Option, Grantor shall pay an aggregate exercise price for all, but not less than all, of the Put Option Shares being purchased at a price determined in accordance with Section 1.3 of the Agreement (the
"Remaining Shares Exercise Price").

     4.   TRANSFER OF PUT OPTION SHARES TO ESCROW

     All of the Put Option Shares will be transferred and delivered with the signing of this Put Option to an agreed upon escrow agent (the "Escrow Agent"), pursuant to a mutually agreed upon escrow agreement (the "Escrow Agreement"). Such Escrow Agent will tender the Put Option Shares to Optionholder in accordance with the terms of this Put Option.

5.   NOTICE

     Any notice or other document required or permitted to be given or delivered to the Grantor shall be delivered at, or sent by certified or registered mail (return receipt requested) to such holder at the last address shown on the books of the Escrow Agent of which address such Grantor shall have notified the Escrow Agent in writing. Any notice or other document required or permitted to be given or delivered to holders of record of outstanding Put Option Shares shall be delivered at, or sent by certified or registered mail to, each such Grantor at such Grantor's address as the same appears on the records of the Escrow Agent. Any notice or other document required or permitted to be given or delivered to the Optionholder shall be delivered at or sent by certified or registered mail to 14222 Kinderhook Drive, Chesterfield, Missouri 63017, or such other address within the United States of America as shall have been furnished in writing by the Optionholder to the Escrow Agent. Any notice or other document required or permitted to be given or delivered to the Escrow Agent shall be delivered at or sent by certified or registered mail to the address specified in the Escrow Agreement or such other address within the United States of America as shall have been furnished in writing by the Escrow Agent to Grantor and to Optionholder. Notices shall be deemed to have been received on the date of the actual receipt which, in the case of mailing, shall be the date of receipt shown on the return receipt.

     6.   LIMITATIONS OF LIABILITY; NOT SHAREHOLDERS

     No provision of this Put Option shall be construed as conferring upon the holder hereof the right to vote, consent, receive dividends or receive notice other than as herein expressly provided in respect of meetings of shareholders for the election of directors of the Company or any other matter whatsoever as a shareholder of the Company. No provision hereof, in the absence of affirmative action by the holder hereof to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the purchase price of any Put Option Shares or as a shareholder of the Company, whether such liability is asserted by Grantor or Company, or by creditors of Grantor or Company.

     7.   LOSS, DESTRUCTION, ETC. OF PUT OPTION

     Upon receipt of evidence satisfactory to the Escrow Agent of the loss, theft, mutilation or destruction of the Put Option. and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Escrow Agent and Grantor, or in the event of such mutilation upon surrender and cancellation of the Put Option, the Escrow Agent shall cause the Grantor to make and deliver a new Put Option. of like tenor, in lieu of such lost, stolen, destroyed or mutilated Put Option.

     8.   GENERAL PROVISIONS

     8.1 Amendment. This Put Option may be amended only by agreement signed by both the Grantor and the Optionholder.

     8.2 Successors and Assigns. This Put Option shall be binding upon and inure to the benefit of the Grantor and his successors and assigns and the Optionholder and its or his permitted successors and assigns.

     8.3 Captions. The captions used in this Put Option are for convenience only and do not constitute a part of this Put Option or such Exhibits.

     8.4 Complete Agreement. This Put Option and the Purchase Agreement contain the complete agreement between the parties relating to the matters referred to herein and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     8.5 Choice of Law. All questions concerning the construction, validity and interpretation of this Put Option and the Exhibits hereto shall be governed by the laws of the State of Missouri.

     8.6  Definitions. Unless otherwise defined in this Put
Option, all capitalized terms herein shall have the meaning ascribed to them in the Agreement.

     IN WITNESS WHEREOF, the Grantor has executed this Put Option this 6th day of February, 2001.


                              KLT TELECOM, INC.


                              By: /s/ Mark R. Schroeder
                              Name:     Mark R. Schroeder
                              Title:    Vice President